P

SHARES XXXXXX

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Desert Hawk Gold Corp.

10,000,000 PREFERRED SHARES – PAR VALUE $0.001

This Certifies that DMRJ GROUP I, LLC (a Delaware Limited Liability Company) *is the owner of* [fill in number of preferred shares] *fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated June , 2010

[illegible] [illegible]

The shares of stock represented by this certificate have not been registered under the [illegible] state securities act, and may not be sold or [illegible] registration provisions of such acts has been made or [illegible] registration provisions has been established.